EXHIBIT 23(b)

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 1,500,000 shares of common stock for the Coeur d'Alene Mines Corporation Executive Compensation Program and the Coeur d'Alene Mines Corporation Non-Employee Directors' Stock Option Plan of our report dated April 14, 1999, with respect to the consolidated statements of operations, changes in shareholders' equity and cash flows of Coeur d'Alene Mines Corporation for the year ended December 31, 1998, included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                       Ernst & Young LLP



Seattle, Washington
October 29, 2001